EXHIBIT 99.1

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Provides Appraisal and Capacity Check Update

BAODING, Hebei, China – February 7, 2011, Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading diversified paper products manufacturer and distributor in northern China, today announced the completion of the production capacity checks and independent valuation appraisals of the Company’s production lines, which as previously announced was conducted by an independent, third-party international appraisal firm (the “Appraisal Firm”).

The Appraisal Firm report, which was presented to the Audit Committee and Board of Directors of Orient Paper, addressed the estimated production capacity and fair market value, in continued use, of the currently operating corrugating medium production line and two offset printing paper production lines, and the fair market value, in continued use, of the two digital photo paper coating lines.  While the new corrugating medium production line and related facilities are still under construction, the Appraisal Firm also observed the equipment installation and addressed the estimated annual production capacity of the new line.

With respect to the currently operating corrugating medium production line and two offset printing paper production lines, the Appraisal Firm estimated the aggregate annual production capacity of these three lines to be 300,000 tons.  In the Company’s most recent Form 10-K for the year ended December 31, 2009, and filed on March 29, 2010, the Company disclosed that its total production capacity was approximately 280,000 tons (not including the two digital photo paper lines).  The Company subsequently demolished a 34,000 tons per annum production line in June 2010. In addition, with respect to these three lines, the Appraisal Firm appraised their aggregate current fair market value, in continued use, at approximately RMB 224 million (or approximately $33.4 million). The net book value of these lines and ancillary equipment as included in the Company's books and records as of December 31, 2010 is RMB 201 million (or approximately $30 million).

With respect to the two digital photo paper coating lines, the Appraisal Firm report appraised the current fair market value, in continued use, of the two lines and ancillary equipment at approximately RMB 87 million (or approximately $12.7 million). The Company acquired these coating lines and equipment for a total purchase price of RMB 93 million (or approximately $13.6 million) in November 2009.  The net book value of the coating lines and the equipment as included in the Company’s books and records as of December 31, 2010 is approximately RMB 88 million (or approximately $12.9 million).

With respect to the new corrugating medium production line and related facilities still under construction, the Appraisal Firm indicated that the estimated annual production capacity of 360,000 tons as reasonable. The Company previously announced the construction of this new line with an annual capacity of 360,000 tons in a press release dated April 12, 2010.

The Appraisal Firm, which had previously performed capacity checks on the Company’s two digital photo paper coating lines and reviewed the fairness of the contract purchase price of the new corrugating medium paper production line during the independent investigation conducted by the Company’s Audit Committee in November 2010, prepared the reports in conformity with and subject to the requirements of the Royal Institute of Chartered Surveyors (“RICS”) and in accordance with the RICS Appraisal and Valuation Manual (“Red Book”), the Uniform Standards of Professional Appraisal Practice (“USPAP”) adopted by the Appraisal Standards Board of the Appraisal Foundation, and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers and/or The Association of the Machinery and Equipment Appraisers.

“We are committed to best in class corporate governance practices and continuing to improve transparency,” commented Mr. Zhenyong Liu, Orient Paper’s Chairman and Chief Executive Officer.  “With our normal capacity now restored and the new capacity that we plan to add from our new production line coming onboard soon, we are very focused on continuing to growing our business.”

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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